(d)(2)(i)

April 27, 2021

Mr. Todd Modic

Senior Vice President

Voya Investments, LLC

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Dear Mr. Modic:

Pursuant to the Investment Management Agreement, effective as of June 1, 2018, as amended, between Voya Separate Portfolios Trust ("VSPT") and Voya Investments, LLC (the "Agreement"), we hereby notify you of our intention to modify the annual management fee rate for Voya Target In-Retirement Fund, Voya Target Retirement 2025 Fund, Voya Target Retirement 2030 Fund, Voya Target Retirement 2035 Fund, Voya Target Retirement 2040 Fund, Voya Target Retirement 2045 Fund, Voya Target Retirement 2050 Fund, Voya Target Retirement 2055 Fund, Voya Target Retirement 2060 Fund, and Voya Target Retirement 2065 Fund (collectively, the "Funds"), each a series of VSPT, effective on April 27, 2021, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending the Amended Schedule A of the Agreement. The Amended Schedule A, which indicates the annual investment management fee rate for the Funds, is attached hereto.

Please signify your acceptance to the modified management fee rate for the Funds by signing below where indicated.

Very sincerely,

By: /s/ Kimberly A. Anderson_____________

Kimberly A. Anderson

Senior Vice President

Voya Separate Portfolios Trust

ACCEPTED AND AGREED TO:

Voya Investments, LLC

By: Todd Modic______________________

Name: Todd Modic

Title: Senior Vice President, Duly Authorized

AMENDED SCHEDULE A

with respect to the

INVESTMENT MANAGEMENT AGREEMENT

between

VOYA SEPARATE PORTFOLIOS TRUST

and

VOYA INVESTMENTS, LLC

Series	Annual Management Fee
(as a percentage of average daily net assets)
Voya Target In-Retirement Fund	0.18% on all assets

Voya Target Retirement 2025 Fund	0.18% on all assets

Voya Target Retirement 2030 Fund	0.18% on all assets

Voya Target Retirement 2035 Fund	0.18% on all assets

Voya Target Retirement 2040 Fund	0.18% on all assets

Voya Target Retirement 2045 Fund	0.18% on all assets

Voya Target Retirement 2050 Fund	0.18% on all assets

Voya Target Retirement 2055 Fund	0.18% on all assets

Voya Target Retirement 2060 Fund	0.18% on all assets

Voya Target Retirement 2065 Fund	0.18% on all assets

Effective Date: April 27, 2021, to reflect the management fee rate modification for all Funds.